TECHNE CORPORATION
         Description of Executive Officer's Incentive Bonus Plan


Techne Corporation Executive Officer's Incentive Bonus Plan (the "Plan") is designed to reward executive officers for achievement of performance relating to Techne's goals and achievement of personal goals annually set by the individual executive officer in consultation with the Executive Compensation Committee.

Each executive officer may earn a potential bonus of up to 40% of his or her base salary in a fiscal year. Base salary will be the officer's annual salary rate, as determined by the Executive Compensation Committee for such fiscal year. The Plan provides that 70% of the eligible bonus is based upon achievement of Techne's consolidated budgeted revenues and earnings for the fiscal year. The remaining 30% of the eligible bonus is based upon achievement of personal goals set by each officer in consultation with the Executive Compensation Committee. The Executive Compensation Committee will establish the percentage level to be paid for each personal goal and the President, in his sole discretion, will determine the percentage of the goal achieved for purposes of calculating the total amount of annual bonus earned.

The annual bonus will be paid 50% in cash and 50% in Techne stock options. The officer may elect to exchange his or her cash portion of the bonus for additional options at a rate of 1.7 multiplied by the cash value of the cash bonus earned. The number of option shares shall be determined by dividing the options earned value by the closing sale price of Techne's Common Stock on the date of approval of the options by the Executive Compensation Committee. Such options shall be immediately exercisable, have a seven-year term and an exercise price equal to the closing sale price of Techne's Common Stock as of the date of grant.